SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 11, 2010

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

42745 U.S. Highway 27, Davenport, FL		33837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (863) 419-7750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On February 11, 2011, CenterState Banks, Inc. (the “Company”) entered into an Employment Agreement with Ernest S. Pinner, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors.

Pursuant to the terms of the Employment Agreement (“Agreement”) included in this Form 8-K as Exhibit 10.1, Mr. Pinner is retained for a period of three years, subject to extension for an additional year on each anniversary of the Agreements’ effective date.

The Agreement provides for Mr. Pinner to receive a base salary and participate in the Company’s benefit plans. If employment is terminated because of death, Mr. Pinner’s estate is entitled to receive his base salary through the end of the month in which death occurs, any bonus earned or accrued through the date of death, and continued family health care coverage under COBRA substantially identical to that provided for before death. If employment is terminated as a result of disability, then he is entitled to receive the salary earned through the date in which termination becomes effective, any unpaid bonus or incentive compensation due for the calendar year preceding the calendar year in which the termination becomes effective, any payments he is entitled to receive under any disability insurance program or arrangement, and such other benefits to which Mr. Pinner may be entitled under the Company’s policies and agreements.

If employment is terminated without Cause, Mr. Pinner is entitled to receive his base salary through the date in which the termination becomes effective. If Involuntary Termination without Cause or Voluntary Termination with Good Reason, as defined in the Agreements, occurs, he is entitled to receive a cash payment equal to two times the highest annual compensation as reported on his Form W-2 over the three year period immediately preceding the year of termination.

With certain exceptions, the Company also is required to continue at its expense and on behalf of Mr. Pinner and his dependents and beneficiaries, medical and dental insurance coverage as in effect during the 12 months preceding the date of his termination, along with disability reimbursement and the Tax Benefit discussed below. Mr. Pinner is not entitled to any such compensation and severance payments unless he enters a release of the Company and acknowledgment of his remaining obligations under the Employment Agreement. Upon closing of a Change in Control, as defined in the Employment Agreement, Mr. Pinner will receive a cash payment equal to two and one half times his highest annual compensation as reported on his W-2 over the three year period immediately preceding the year in which the Change in Control occurs. Mr. Pinner is also entitled to receive a payment if any of the benefits received by him under the Employment Agreement or any other benefit or compensation plans of the Company is subject to the Excise Tax under Section 280G and Section 4999 of the Internal Revenue Code (the “Excise Tax”), consisting of (i) a payment equal to the Excise Tax payable by Mr. Pinner on such benefits (the “Excise Tax Payment”) and (ii) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. The Employment Agreement includes confidentiality provisions. It also restricts Mr. Pinner for a period of one year following termination of employment from soliciting Company customers for Financial Products or Services (as defined in the Employment Agreement), influencing any customer to alter that person’s business relationship with the Company in any respect, and accepting the Financial Products or Services business of any customer or provide any Financial Products or Services to any customer on behalf of anyone other than the Company. Mr. Pinner is also precluded from engaging in the distribution of Financial Products or Services during such one-year period within Polk County Florida, and also during such one-year period from soliciting or attempting to solicit an employee of the Company to terminate such employment or contractual relationship, and disparaging the business reputation of the Company. The foregoing non solicitation and non competition provisions do not apply if a Change In Control occurs before Mr. Pinner’s employment terminates. This Employment Agreement supersedes and replaces the previously existing Change in Control and Severance Agreement between Mr. Pinner and the Company.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Exhibits:

Exhibit 10.1	Employment Agreement between the Company and Ernest S. Pinner, its President, Chief Executive Officer and Chairman of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS, INC.

By:	/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer

Date: February 14, 2011

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